Exhibit 21


                         Subsidiaries of the Registrant



New York Marine and General Insurance Company

Gotham Insurance Company

MMO UK, Ltd.

MMO EU, Ltd.

Mutual Marine Office, Inc.

Pacific Mutual Marine Office, Inc.

Mutual Marine Office of the Midwest, Inc.